Exhibit 5.1

Baker & McKenzie LLP Bank of America Center 700 Louisiana, Suite 3000 Houston, Texas 77002 United States Tel: +1 713 427 5000 Fax: +1 713 427 5099 www.bakermckenzie.com

November 14, 2018

Apergy Corporation

12445 Technology Forest Blvd

Building 4, 12th Floor

The Woodlands, Texas 77381

Ladies and Gentlemen,

As set forth in the Registration Statement on Form S-4 (as it may be amended from time to time, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by Apergy Corporation, a Delaware corporation (the “Company”), and the Subsidiary Guarantors (as defined herein), as co-registrants, under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of $300,000,000 aggregate principal amount of the Company’s 6.375% Senior Notes due 2026 (the “Exchange Notes”), which will be fully and unconditionally guaranteed by (i) certain subsidiaries of the Company incorporated or formed pursuant to the laws of the States of California, Delaware or Texas (the “Opinion Guarantors” and, together with the Company, the “Opinion Parties”) and listed on Schedule I hereto and (ii) certain other subsidiaries of the Company listed on Schedule II hereto (together with the Opinion Guarantors, the “Subsidiary Guarantors”) to the extent set forth in the Indenture (as defined herein) (collectively, the “Subsidiary Guarantees” and, together with the Exchange Notes, the “Exchange Securities”), to be offered by the Company in exchange (the “Exchange Offer”) for a like principal amount of the Company’s issued and outstanding 6.375% Senior Notes due 2026 (the “Outstanding Notes”) and the related guarantees by the Subsidiary Guarantors, we are passing upon certain legal matters in connection with the Exchange Securities by the Company and the Subsidiary Guarantors, as applicable. The Exchange Securities are to be issued under the Indenture, dated as of May 3, 2018 (the “Original Indenture”), between the Issuer and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by the Effective Date Supplemental Indenture, dated as of May 9, 2018, among the Subsidiary Guarantors and the Trustee (the “First Supplemental Indenture” and the Original Indenture, as amended and supplemented by the First Supplemental Indenture, the “Indenture”).

In connection therewith, we have examined originals or copies certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Indenture, (iii) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, as amended to date, (iv) the certificate of incorporation, certificate of formation, articles of organization or other formation document, as applicable, of each of the Opinion Guarantors, (v) the by-laws, limited liability company agreement, operating agreement or other governing document, as applicable, in each case as amended and in effect on the date hereof, of each of the Opinion Guarantors, (vi) the

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form of Exchange Notes, (vii) resolutions of the board of directors or members, as applicable, of each of the Opinion Parties and (viii) such other corporate records, agreements, documents and instruments and certificates or comparable documents of public officials and officers and representatives of the Opinion Parties as we have deemed necessary or appropriate for the expression of the opinions contained herein. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Opinion Parties.

In rendering the opinions set forth below, we have assumed that (i) the signatures on all documents examined by us are genuine and that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform to the originals thereof, (ii) each natural person signing any document reviewed by us had the legal capacity to do so, (iii) each person signing in a representative capacity (other than on behalf of the Opinion Parties) any document reviewed by us had authority to sign in such capacity and (iv) each of the Indenture and the Exchange Notes has been duly authorized, executed and delivered by the parties thereto (other than the Opinion Parties) in substantially the form reviewed by us and represents a legal, valid and binding obligation of such parties (except with respect to the Opinion Parties, to the extent covered in our opinions below). We also have assumed that (a) prior to the commencement of the Exchange Offer, the Registration Statement will have become effective under the Securities Act and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (b) the Exchange Notes will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Outstanding Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

Based upon and subject to the limitations, exceptions, qualifications and assumptions set forth herein, we are of the opinion that the Exchange Notes and the Subsidiary Guarantees, when issued, will constitute legal, valid and binding obligations of the Company and the Subsidiary Guarantors, respectively, enforceable against the Company and the Subsidiary Guarantors, respectively, in accordance with their terms, except as that enforcement is subject to (i) any applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding or at law) and the discretion of the court before which any proceeding therefor may be brought and (iii) any implied covenants of good faith and fair dealing.

The opinions set forth above are limited in all respects to matters of law of the State of New York, the California Corporations Code, the Delaware General Corporation Law, the Delaware Limited Liability Company Act, the Texas Business Organizations Code and applicable federal law and no opinion is expressed herein as to any matters governed by any other laws. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond the opinions expressly stated

herein. We assume no obligation to revise or supplement this opinion or advise you of any changes in any matter set forth herein after the effective date of the Registration Statement. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker & McKenzie LLP

Baker & McKenzie LLP

Schedule I

Accelerated Process Systems, Inc.	Texas
Apergy (Delaware) Formation, Inc.	Delaware
Apergy Artificial Lift, LLC	Delaware
Apergy BMCS Acquisition Corp.	Delaware
Apergy Energy Automation, LLC	Delaware
Apergy Funding Corporation	Delaware
Apergy USA, Inc.	Delaware
Harbison-Fischer, Inc.	Delaware
Honetreat Company	California
Norris Rods, Inc.	Delaware
Norriseal-Wellmark, Inc.	Delaware
PCS Ferguson, Inc.	Delaware
Quartzdyne, Inc.	Delaware
Spirit Global Energy Solutions, Inc.	Delaware
Theta Oilfield Services, Inc.	Delaware
US Synthetic Corporation	Delaware
Wellmark Holdings, Inc.	Delaware

Schedule II

Apergy ESP Systems, LLC	Oklahoma
UPCO, Inc.	Oklahoma
Windrock, Inc.	Tennessee

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